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                                                                  EXHIBIT (P)(3)

                                     [LOGO]
                        INVESCO U.S. INSTITUTIONAL GROUP
                                LEGAL/COMPLIANCE

                                COMPLIANCE MANUAL


II. CODE OF ETHICS AND PROFESSIONAL STANDARDS; GUIDELINES FOR AVOIDING PROHIBITED ACTS

A.       CODE OF ETHICS AND PROFESSIONAL STANDARDS

         One of the most important compliance goals for INVESCO is to avoid or eliminate conflicts of interest between INVESCO and its clients and to maintain a healthy and positive relationship with the general public. As professional organizations serving the public in the area of asset management, all members of INVESCO U.S. Institutional Group (USIG) are guided in their actions by high ethical and professional standards and, as applicable, subscribe to the Code of Ethics and Standards of Professional Conduct adopted by the Association of Investment Management and Research (AIMR). Adherence to the following Code of Ethics and Professional Standards should be considered a condition of employment.

         1. The general conduct of USIG personnel must at all times reflect the professional nature of the business in which INVESCO operates. USIG personnel are judicious, accurate, objective and reasonable in dealing with both clients and other parties. The personal integrity of all employees must be beyond the slightest shadow of a doubt.

         2. All members of the organization must act within the spirit and the letter of all federal, state and local laws and regulations pertaining to investment advisers and to the general conduct of business.

         3. At all times, the interest of INVESCO's clients has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in the advisory and fiduciary accounts that INVESCO services.

         4. USIG has adopted Insider Trading Policies (see Section III) which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material nonpublic information by USIG personnel. The Insider Trading Policies are in addition to and do not supersede this Code of Ethics and Professional Standards.

         5. All officers, directors and employees of USIG shall obtain written approval of the USIG Legal Compliance Department, as required by the Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading (see Section III), prior to effecting any securities transactions


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                  for their direct or indirect personal gain or in which they may have any beneficial interest and any such transaction effected by, for, or on behalf of any member of their household. In this regard, all USIG personnel on or before February 1st of each calendar year shall provide a list of all broker-dealers and account numbers in which, as of December 31 of the preceding year, they have any direct or indirect beneficial ownership interest or involvement, other than currency or commodity futures not involving securities, U.S. government bonds, bank certificates of deposit, or shares of registered open-end management investment companies (mutual funds).

         6. A USIG employee will not accept compensation of any sort for services from outside sources without the prior approval of the USIG Legal/Compliance Department (see Section X.B. Activities Outside of INVESCO).

         7. When an employee of USIG finds that his or her personal interests conflict with the interests of INVESCO and its clients, he or she will report the conflict to the USIG Legal/Compliance Department for resolution.

         8. The recommendations and actions of INVESCO are confidential and private matters between INVESCO and its clients. Accordingly, it is the policy of USIG to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker-dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including reports and recommendations of INVESCO) may be transmitted, distributed, or communicated to anyone who is not affiliated with INVESCO, without the prior written approval of the President, Chief Executive Officer or Chief Operating Officer of the applicable INVESCO business unit or such person as he may designate to act on his behalf.

         9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all USIG employees. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards, including the guidelines that follow.

         No code can address every circumstance that may give rise to a conflict of interest. Every employee is expected to be alert to such conflicts with INVESCO's clients, and is expected to comply with the spirit as well as the letter of the Code and to always place the interests of INVESCO's clients first.


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II.      CODE OF ETHICS AND PROFESSIONAL STANDARDS; GUIDELINES FOR AVOIDING
         PROHIBITED ACTS

B.       GUIDELINES FOR AVOIDING PROHIBITED ACTS

         USIG employees are prohibited from engaging in the following ("Prohibited Acts"):

         1. soliciting or recommending purchases, sales or reinvestment in securities not in accordance with the client's investment objectives and guidelines;

         2. attempting to use his or her influence to cause any client account to purchase, sell or retain any securities for the purpose of seeking any form of personal gain. This prohibition would apply, for example, where the employee, or any associates or affiliates, purchased a security prior to any purchase of the same security by any client account and thereafter attempted to purchase or influence others to purchase the same security for any client account;

         3. warranting the value or price of any security or guaranteeing its future performance;

         4. promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future;

         5. agreeing to protect a client against loss by repurchasing a security at some future time;

         6.       owning or taking title to any funds or assets of a client;

         7. maintaining a joint brokerage or bank account with any client; sharing any performance fees, carried interest, or benefit, profit or loss resulting from securities transactions with any client or entering into any business transaction with a client;

         8. borrowing money or securities from any client, regardless of the relationship between the client and the INVESCO representative;

         9. owning, operating, managing or otherwise engaging in, or being employed by, any outside business activity on either a full-time or part-time basis without the prior written approval of the USIG Legal/Compliance Department;

         10. violating or failing to abide by USIG's Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and USIG's Insider Trading Guidelines and Policies for Buying and Selling AMVESCAP PLC shares and ADRs (see Section III); and

         11.      entering orders in any account for which there is no client.

         If any USIG employee becomes aware of any conduct which might violate the Prohibited Acts section of this Compliance Manual, any laws or regulations, or becomes aware of any improper or unauthorized actions, the facts must be reported as soon as possible to his or her supervisor. If there is any question about the conduct required of USIG and its employees, the Legal/Compliance Department should be consulted.


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                   [INVESCO U.S. INSTITUTIONAL GROUP(R) LOGO]
                                LEGAL/COMPLIANCE


                                COMPLIANCE MANUAL


III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

A. STATEMENT OF POLICY AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND TO GOVERN PERSONAL SECURITIES TRADING

         PART 1.  POLICY ON INSIDER TRADING

         A.       SCOPE

         This statement of policy and procedures to detect and prevent insider trading and to govern personal securities trading ("Policy Statement") covers
(i) all employees, officers and directors of all members of the INVESCO U.S. Institutional Group (USIG) and (ii) all persons controlled by, or controlling, the members of USIG. This Policy Statement shall also cover such other persons as may from time to time come within the definition of "persons associated with an investment adviser," as such term is defined under the Investment Advisers Act of 1940.

         This Policy Statement operates in conjunction with the Code of Ethics and Professional Standards (see Section II) previously adopted by USIG as well as the Codes of Ethics adopted by each investment company, fund, trust or client advised, managed and/or sponsored by USIG; it is in addition to, not in replacement of, those obligations imposed by those Codes of Ethics.


         B.       POLICY GOVERNING INSIDER TRADING

         USIG FORBIDS ANY OFFICER, DIRECTOR OR EMPLOYEE FROM CONDUCTING TRADES, EITHER PERSONALLY OR ON BEHALF OF OTHERS (SUCH AS INVESTMENT COMPANIES AND PRIVATE ACCOUNTS MANAGED BY INVESCO), BASED ON MATERIAL NONPUBLIC INFORMATION OR COMMUNICATING MATERIAL NONPUBLIC INFORMATION TO OTHERS IN VIOLATION OF THE LAW. This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at INVESCO. Every officer, director and employee must read and retain a copy of this Policy Statement. Any questions regarding this Policy Statement should be referred to the USIG Legal/Compliance Department.

         THE TERM "INSIDER TRADING" IS NOT SPECIFICALLY DEFINED IN THE FEDERAL SECURITIES LAWS, BUT GENERALLY IS USED TO REFER TO THE AFOREMENTIONED USE OF MATERIAL NONPUBLIC INFORMATION TO TRADE IN SECURITIES (WHETHER OR NOT ONE IS AN "INSIDER") OR TO THE COMMUNICATION OF MATERIAL NONPUBLIC INFORMATION TO OTHERS.


         C.       INSIDER TRADING LAW


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         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         1. trading by an insider, while in possession of material nonpublic information; or

         2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

         3.       communicating material nonpublic information to others.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below. Any questions or concerns should be addressed to the USIG Legal/Compliance Department.


         INSIDER. The concept of "insider" is broad and can include officers, directors and employees of a company. In addition, an "outsider" can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and bank lending officers. In addition, a USIG member or an employee, officer or director of such a member may become a temporary insider of a company that any member of USIG advises or for which it performs other services. According to the Supreme Court, the temporary insider must be aware of his or her status as an insider, and thus understand that he or she is handling material nonpublic information, to be truly considered an insider.


         MATERIAL INFORMATION. Trading based on inside information is not a basis for liability unless the information is material. "MATERIAL INFORMATION" CAN BE ANY INFORMATION FOR WHICH THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IT IMPORTANT IN MAKING HIS OR HER INVESTMENT DECISION, OR INFORMATION THAT IS REASONABLY CERTAIN TO HAVE A SUBSTANTIAL EFFECT ON THE PRICE OF A COMPANY'S SECURITIES. Information that officers, directors and employees should consider material can include, but is not limited to, any legal, economic or structural change (or impending change) which could potentially alter the value of a company or its affiliates, or any data which may be reflective of a company's future performance. Common examples of information that may be regarded as material are:

         1. projection by the company's officers of future earnings or losses different from market expectations

         2.       pending or proposed merger, acquisition or tender offer

         3.       significant sale of assets or the disposition of a subsidiary

         4. changes in dividend policies or the declaration of a stock split

         5.       the offering of additional securities

         6.       significant changes in senior management

         7.       the gain or loss of a substantial client or supplier

         8.       impending bankruptcy or financial liquidity problems

         9.       impending litigation matters

         Material information does not necessarily have to relate directly to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable. Likewise, a decision at an investment meeting or a decision by a member of USIG to purchase or sell that security for one or more accounts may be

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considered material information.


         NONPUBLIC INFORMATION. INFORMATION IS NONPUBLIC UNTIL IT HAS BEEN EFFECTIVELY COMMUNICATED TO THE MARKET PLACE, AND IS PROVABLY AVAILABLE TO THE GENERAL PUBLIC. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Once a public release has occurred, information will normally be regarded as absorbed and evaluated within two or three business days thereafter.


         PENALTIES. Penalties for trading based on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

         1.       civil injunctions

         2.       treble damages

         3.       prison sentences

         4. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

         5. fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

         In addition, any violation of this Policy Statement can be expected to result in serious sanctions by USIG, including dismissal of the persons involved.


         PART 2. PROCEDURES TO IMPLEMENT USIG'S POLICY AGAINST INSIDER TRADING AND TO GOVERN PERSONAL SECURITIES TRADING

         The following procedures have been established to aid the officers, directors and employees of USIG in avoiding insider trading and to aid USIG in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of USIG must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions in reference to these procedures should be directed to the USIG Legal/Compliance Department.


         A.       IDENTIFYING INSIDER INFORMATION

         Before trading for oneself or others, including the investment companies or private accounts managed by INVESCO, in the securities of a company about which one may have potential insider information, an employee should consider the following questions:

         1. Is the information material? Is this information that could be considered important in making investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

         2. Is the information public? To whom has this information been provided? Has the information been published in Reuters, The Wall Street Journal, or other publications of general circulation?

         If, after consideration of the above, it is believed that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps

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should be taken:

         1.       Report the matter immediately to the USIG Legal/Compliance
                  Department.

         2. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by INVESCO.

         3. Do not communicate the information inside or outside INVESCO, other than to the USIG Legal/Compliance Department.

         After the USIG Legal/Compliance Department has reviewed the issue, the employee in question either will be instructed to continue to follow the prohibitions against trading and communication or will be allowed to trade and communicate the information.


         B.       EMPLOYEE PROCEDURES FOR PERSONAL SECURITIES TRADING

         All USIG employees, officers and directors (including the members of their respective households) are subject to the following rules and regulations regarding trading in marketable securities, including options on securities, for themselves, their spouses and their immediate families.

         1. The rules and procedures regarding Insider Trading set forth in this Policy Statement apply fully to the personal trading of USIG employees, officers and directors. Accordingly, no employee, officer or director of USIG shall engage in personal trading while in possession of material nonpublic information, communicate material nonpublic information to others in violation of the law or otherwise engage in activities that would violate this Policy Statement.

         2. CLIENTS' INTERESTS MUST ALWAYS COME AHEAD OF ANY PERSONAL INTEREST. THEREFORE, INSOFAR AS POSSIBLE, INDIVIDUALS SHOULD GENERALLY DO THEIR BUYING AND SELLING FOR PERSONAL ACCOUNTS AFTER TRANSACTIONS HAVE BEEN COMPLETED FOR CLIENTS.

                  To implement these procedures, all officers, directors and employees of USIG (including the members of their respective households) shall obtain written approval prior to affecting:
                  (a) any securities transaction for their direct or indirect personal gain or in which they may have any beneficial interest and (b) any securities transaction by, for or on behalf of any member of their household (note de minimis exemption, described below). Further, no officer, director, or employee of USIG shall directly or indirectly: (a) purchase from or sell to any broker-dealer who transacts business with INVESCO any security or other property upon terms more favorable than those obtainable at the time by the general public; (b) purchase from or sell to any broker-dealer or representative or account executive who receives compensation or credit for transacting business with INVESCO any security or other property; or (c) participate in the purchase of any new issue (this includes Initial Public Offerings (IPOs) and other primary offerings). The prohibitions of this paragraph apply to any securities transactions or accounts in which an employee may have: (a) a direct or indirect interest, including those in the name of a relative or friend; or (b) discretionary control over the purchase and/or sale of securities. APPROVAL SHALL BE SOUGHT BY MEANS OF COMPLETION OF A REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL SECURITIES TRANSACTION, A CURRENT FORM OF WHICH IS ATTACHED. THIS FORM MAY BE OBTAINED FROM THE USIG LEGAL/COMPLIANCE DEPARTMENT, AND IS ALSO AVAILABLE ON THE SHARED PORTION OF THE EMAIL SYSTEM. APPROVAL IS EFFECTIVE WITHIN ONE TRADING DAY FOLLOWING THE TIME SHOWN BY THE TRADING OR LEGAL/COMPLIANCE DEPARTMENT TIME STAMP ON THE REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL SECURITIES TRANSACTION FORM OR THE TIME SHOWN ON THE E-MAIL OF APPROVAL SENT TO THE EMPLOYEE, OFFICER OR DIRECTOR REQUESTING PERMISSION.


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                  USIG employees' requests for transactions should be submitted to the designee in the Atlanta Legal/Compliance Department via email or fax. NOTE: EMPLOYEES IN THE INVESCO (NY) DIVISION OF INVESCO, INC. ARE TO SUBMIT REQUESTS THROUGH THE NEW YORK LEGAL/COMPLIANCE DEPARTMENT.

                  USIG officers, directors and employees are subject to a seven
                  (7) day "blackout" period and are therefore prohibited from buying or selling a security seven (7) calendar days before and after any portfolio managed for an INVESCO North American client purchases or sells the same security. In this regard, each requested security transaction will be checked for the seven (7) days following the transaction in addition to seven
                  (7) days prior to the requested transaction date. If there has been an INVESCO portfolio transaction involving the same security within the seven (7) days prior to the employee transaction, approval for the trade will be denied. In the event of a match seven (7) days forward, the individual will be notified, and he or she will be required to provide to the USIG Legal/Compliance Department a written explanation of the transaction in question to determine what additional action may be necessary.

                  A "de minimis" exemption may be requested when the trade to be executed involves the purchase or sale of 2,000 shares or fewer and when the issuer has a market capitalization of at least $1 billion. Approval will be granted when a trade comes within the parameters of the "de minimis" exemption, provided that written documentation evidencing the market capitalization is provided with the Request for Permission to Engage in Personal Securities Transaction form and that such approval is not being requested by an USIG officer, director or employee who is also buying or selling the same security for an INVESCO client account. Permission under the "de minimis" exemption may be granted for a particular security only once every thirty (30) days. Additionally, permission granted under the "de minimis" exemption will be valid for ten
                  (10) calendar days. For example, if permission to trade 25 shares of IBM is granted under the "de minimis" exemption on July 1st such trade could be executed any time during the period from July 1st through July 10th.

         3. Prior approval shall not be required for transactions in commodity futures, U.S. government bonds, bank certificates of deposit, shares in registered open-end management investment companies (mutual funds), or purchases which are part of an automatic reinvestment plan.

         4. When an officer, director, or employee of USIG (or member of their household) affects a personal securities transaction in which he or she has direct or indirect interest, except a transaction in currency or commodity futures, U.S. government bonds, bank certificates of deposit, or shares of registered open-end management investment companies (mutual funds), such officer, director or employee, or his broker, shall ensure that a duplicate broker's confirmation of the transaction in question is provided to the USIG Legal/Compliance Department WITHIN (10) CALENDAR DAYS OF SETTLEMENT OF THE TRANSACTION. All new USIG individuals should request that their broker-dealers send duplicate confirmations and statements (PHOTOCOPIES OF CONFIRMATIONS AND STATEMENTS WILL NOT BE ACCEPTED) to the USIG Legal/Compliance Department. Upon request, the Legal/Compliance Department can also send a standard letter to the broker in question making such a request on the employee's behalf. Where no broker is involved in the transaction, the employee may provide other evidence of a purchase or sale that is satisfactory to the USIG Legal/Compliance Department and which explains the circumstances surrounding the transaction, including the manner in which it was executed, the title of each security involved in the transaction, the amount of each security purchased or sold, the date of the transaction, and the price at which the

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                  transaction was executed, if any. Such confirmations or other evidence of purchase or sale shall be retained by INVESCO for a period of at least six years. NOTE: EMPLOYEES IN THE INVESCO
                  (NY) DIVISION OF INVESCO, INC. ARE TO DIRECT ALL TRADE CONFIRMATIONS TO THE APPROPRIATE USIG LEGAL/COMPLIANCE PERSONNEL IN NEW YORK.

                  Additionally, all USIG personnel on or before February 1st of each calendar year shall provide to the USIG Legal/Compliance Department a list of all broker-dealer accounts, securities holdings, private placements, and securities related holdings in which, as of December 31 of the preceding year, they have any direct or indirect beneficial ownership interest or involvement, other than currency or commodity futures, U.S. government bonds, bank certificates of deposit, or shares of registered open-end management investment companies (mutual funds). Employees shall provide such information throughout the year, as necessary. NOTE: EMPLOYEES IN THE INVESCO (NY) DIVISION OF INVESCO, INC. SHALL REPORT TO THE APPROPRIATE USIG LEGAL/COMPLIANCE PERSONNEL IN NEW YORK.

                  Again, even the APPEARANCE of violation is to be avoided, and the USIG Legal/Compliance Department maintains such detailed records to accurately and consistently track employee activity.

         5. Purchases and sales of securities based futures (such as S&P futures), options and options on futures contracts (Contracts) shall be permitted only if prior approval is obtained. A "de minimis" exemption may be requested if 20 or fewer Contracts are being traded, the issuer of the underlying security or applicable index has a market capitalization of at least $1 billion and the USIG officer, director or employee requesting permission is not buying or selling the Contracts or underlying security for an INVESCO client account; approval will also be given if the purchaser can demonstrate that no potential conflict of interest issues will arise if he or she is permitted to purchase the Contracts. In this regard, written documentation evidencing the market capitalization of the issuer of the underlying security or applicable securities index must be provided with the Request for Permission to Engage in Personal Securities Transaction form. THE PURCHASE AND/OR SALE OF OPTION CONTRACTS MAY NOT BE USED TO CIRCUMVENT THE 60-DAY SHORT-TERM TRADING RULES (see paragraph 9, below). Therefore, option contracts should not be entered into solely for the purpose of locking in prices due to the purchase and/or sale of options with a high probability of near term exercise.

         6. Purchases of privately placed securities of any issuers shall be permitted only if pre-approved by the USIG Legal/Compliance Department. Such approval will only be given if the purchaser can demonstrate that no current or potential conflict of interest issue(s) will arise if the employee is permitted to purchase the security in question. The de minimis exemption set forth in paragraph 2 does NOT apply to privately placed security purchases. Employees having ownership of privately placed securities at the time of employment by INVESCO, or employees permitted to purchase such securities while employed by INVESCO, may at any time be required to halt any and all transactions involving such securities or even divest in such securities due to potential conflicts of interest.

         7. Participation in an investment club by an INVESCO officer, director or employee shall be permitted only if approved in advance by the USIG Legal/Compliance Department. Such approval will only be given if the participant can demonstrate that no potential conflict of interest issue(s) will arise if approval is granted. Additionally, the participant should be able to demonstrate that he/she does not have sole control concerning investment decisions; he/she agrees to submit quarterly statements from the

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                  investment club evidencing securities holdings and
                  transactions. Such approval may be reviewed and revoked at any time. Should a USIG or other covered business units' officer, director or employee contribute to, but not necessarily control, investment decision-making for the investment club, all transactions by the investment club would be subject to pre-clearance.

         8. PURCHASES, DIRECTLY OR INDIRECTLY, OF NEW ISSUES (INITIAL PUBLIC OFFERINGS) ARE PROHIBITED. In the event that an USIG officer, director or employee holds securities of a company that is about to engage in an initial public offering, he/she must disclose the investment to the General Counsel of the USIG Legal/Compliance Department.

         9. ALL COVERED OFFICERS, DIRECTORS OR EMPLOYEES ARE PROHIBITED FROM ENGAGING IN SHORT SALES OF SECURITIES.

         10. All covered officers, directors or employees are generally prohibited from engaging in an "opposite transaction" in the same or equivalent security within sixty (60) calendar days of its purchase or sale. Any rare exemption to this prohibition must be pre-approved by the USIG Legal/Compliance Department.

         11. Officers, directors and employees do not need to pre-clear transactions in any account over which they have no direct or indirect influence or control (a "Non-Discretionary Account"). Non-Discretionary Accounts must meet the following requirements: (a) the investment decisions for the account must be made by an independent fiduciary who is authorized by a written agreement to make all investment decisions and who does not discuss any such investment decisions with the USIG employee; (b) the employee must certify to INVESCO that he or she does not discuss investment decisions with the individual in question prior to any transactions; and (c) the employee must certify in writing that he or she has not and will not discuss any potential investment decisions with the independent fiduciary or household member. Written approval must be obtained from the USIG Legal/Compliance Department for any Non-Discretionary Account. Trades for Non-Discretionary Accounts need to be reported to INVESCO, but they do not need to be pre-cleared and, thus, are not subject to the "blackout" period. Note that pre-clearance is required for all transactions involving AMVESCAP stocks or options, including trades for Non-Discretionary Accounts.

         12. In addition to any other sanctions which may be imposed upon an officer, director or employee of USIG who has violated this USIG Compliance Manual, the officer, director, or employee of USIG having engaged in the violation of this section may be required either to unwind the purchase or sale transaction or, if that is impractical, disgorge all profits from the transaction.

         13. NO SET OF RULES CAN POSSIBLY ANTICIPATE ALL THE POTENTIAL TRADING CONFLICTS OF INTEREST BETWEEN INVESCO CLIENTS AND INVESCO PERSONNEL. ANY SITUATION SUBJECT TO INTERPRETATION SHOULD BE DECIDED IN FAVOR OF THE PROTECTION OF THE BEST INTERESTS OF THE CLIENTS. FOR INSTANCE, IT WOULD BE UNETHICAL TO EXECUTE A PERSONAL TRADE IN A SECURITY IF THE USIG EMPLOYEE KNEW OR HAD REASON TO KNOW THAT A SUBSTANTIAL ORDER IN THE SECURITY IN QUESTION WAS LIKELY TO BE IMPLEMENTED FOR A CLIENT OR CLIENTS IN THE FORESEEABLE FUTURE, EVEN THOUGH TO EXECUTE THE PERSONAL TRADE WOULD BE WITHIN THE LETTER OF THE REGULATIONS AS SET FORTH ABOVE.


         C.       RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION


                                                                         III - 7

         Information in an employee's possession that can be considered material and nonpublic may not be communicated to anyone, including persons within INVESCO, except as provided for above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted (see Section III.D. Need-to-Know Policy).


         D.       RESOLVING ISSUES CONCERNING INSIDER TRADING

         If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the USIG Legal/Compliance Department before trading or communicating the information to anyone.


         PART 3.  SUPERVISORY PROCEDURES

         A.       REDUCTION OF INSIDER TRADING

         To reduce insider trading, the USIG Legal/Compliance Department will:

         1. provide educational programs to familiarize officers, directors and employees with this Policy Statement;

         2.       answer questions regarding this Policy Statement;

         3. resolve issues of whether information received by an officer, director or employee of USIG is material and nonpublic;

         4. review on a regular basis and update as necessary this Policy Statement;

         5. when it has been determined that an officer, director or employee of USIG has material nonpublic information:

                  a. implement such measures to prevent dissemination of such information; and

                  b. if necessary, restrict officers, directors and employees from trading the securities in question.


         B.       DETECTION OF INSIDER TRADING

         To detect potential insider trading, the USIG Legal/Compliance Department will:

         1. review trading activity documentation (including all Request for Permission to Engage in Personal Securities Transaction forms and broker-dealer confirmations and statements) for each officer, director and employee pursuant to the applicable policies; and

         2. coordinate the review of such reports with other appropriate officers, directors or employees of the USIG business units.


         C.       SPECIAL REPORTS TO MANAGEMENT

         Promptly, upon learning of a potential violation of this Policy Statement, the USIG Legal/Compliance Department will prepare a written report to USIG management providing full details and recommendations for further action.


         D.       ANNUAL REPORTS TO MANAGEMENT


                                                                         III - 8

         On an annual basis, the Director of Compliance will prepare a written report to USIG management setting forth the following:

         1. a summary of existing procedures to detect and prevent insider trading;

         2. full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

         3. an evaluation of the current procedures and any recommendations for improvement; and

         4. a description of the USIG continuing educational program regarding insider trading, including the dates of such programs since the last report to management.


                                                                         III - 9

       REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

I hereby request permission to [ ] BUY [ ] SELL (check one) the specified security in the company indicated below for my own account or other account in which I have a beneficial interest or legal title:

____________________________            ________________________________________
DATE                                    NAME OF INVESCO UNIT


    # OF SHARES                      NAME OF SECURITY                        SYMBOL                          BROKER
--------------------- ------------------------------------------------ -------------------- ----------------------------------------

--------------------- ------------------------------------------------ -------------------- ----------------------------------------

I believe that the above listed transaction is not prohibited by the Code of Ethics or the INVESCO Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading (found in the INVESCO U.S. Institutional Group Compliance Manual) to which I am subject.

TO THE BEST OF MY KNOWLEDGE,

(i) THIS TRANSACTION IS NOT POTENTIALLY HARMFUL TO ANY "ACCOUNTS OR PORTFOLIOS"* DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY OF THE INVESCO NORTH AMERICAN GROUP MEMBERS NAMED BELOW, GIVEN THE SIZE OF THE TRANSACTION COMPARED TO THE EXISTING MARKET FOR SUCH SECURITIES;

(ii) NONE OF THE "ACCOUNTS OR PORTFOLIOS"* DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY INVESCO GROUP MEMBER NAMED BELOW HAS PURCHASED OR SOLD THE SECURITY LISTED ABOVE DURING THE LAST SEVEN DAYS;

(iii) THE REQUESTED TRANSACTION WILL NOT RESULT IN A MISUSE OF INSIDE INFORMATION OR IN ANY CONFLICT OF INTEREST OR IMPROPRIETY WITH REGARD TO ANY ACCOUNTS OR PORTFOLIOS* DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY INVESCO GROUP MEMBER NAMED BELOW; AND

(iv) THE SECURITY INDICATED ABOVE IS NOT BEING CONSIDERED FOR PURCHASE OR SALE BY ANY ACCOUNTS OR PORTFOLIOS* DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY INVESCO GROUP MEMBER NAMED BELOW.

Additionally:  (Please check any or all that apply)

[ ] The security indicated above is thinly traded as evidenced by the following daily trading volume for such security over the last week.
         ________

[ ] The security indicated above will be [ ] acquired [ ] sold (check one) in a private placement or is not of an issuer publicly traded or registered with the SEC.

[ ] The proposed purchase of the above listed security, together with my current holdings, will result in my having a beneficial interest in more than 5% of the outstanding voting securities of the company. If this item is checked, state the beneficial interest you will have in the company's voting securities after this purchase. _________

[ ] I wish to effect the above transaction which complies with the de minimis exemption since the transaction involves 2,000 shares or less and the issuer has a market capitalization of at least $1 billion (evidence attached). I also hereby certify that I have not received permission for this de minimis exemption in the last 30 days with regard to the security indicated above.

I SHALL DIRECT MY BROKERAGE FIRM TO PROVIDE A COPY OF A CONFIRMATION OF THE REQUESTED TRANSACTION(S) TO THE LEGAL/COMPLIANCE DEPARTMENT WITHIN 10 DAYS OF THE TRANSACTION.

________________________      __________________________      __________________
SIGNATURE                     PRINT NAME                      TELEPHONE NUMBER

        PERMISSION IS EFFECTIVE ONLY ON THE DATE SHOWN BY THE TIME STAMP

*"ACCOUNTS OR PORTFOLIOS" ARE DEFINED AS ANY AND ALL INVESTMENT COMPANIES, PRIVATE ACCOUNTS AND ALL OTHER CLIENTS OF THE FOLLOWING INVESCO NORTH AMERICAN GROUP MEMBERS: INVESCO FUNDS GROUP, INC., INVESCO TRUST COMPANY, INC., INVESCO RETIREMENT PLAN SERVICES, INVESCO GLOBAL ASSET MANAGEMENT (N.A.) INC., INVESCO GLOBAL ASSET MANAGEMENT, LIMITED (BERMUDA), INVESCO PRIVATE CAPITAL, INC., INVESCO SENIOR SECURED MANAGEMENT, INC., INVESCO, INC. AND ANY OF ITS DIVISIONS (I.E., INVESCO CAPITAL MANAGEMENT, INVESCO REALTY ADVISORS, INVESCO MANAGEMENT AND RESEARCH, INVESCO (NY), PRIMCO CAPITAL MANAGEMENT)

CONFIRMATION: NO TRANSACTION WITH RESPECT TO THE SECURITY INDICATED ABOVE IS KNOWN TO BE PENDING OR IN PROGRESS FOR ANY PORTFOLIO UNDER MANAGEMENT.

LEGAL/COMPLIANCE DEPARTMENT TIME STAMP - ATLANTA

                                            TRADING DEPARTMENT CONTACT PERSONS

                                            __________________________________
                                            Contact Person - Boston

                                            __________________________________
                                            Contact Person - Denver

                                            __________________________________
                                            Contact Person - New York or Atlanta


                                            USIG LEGAL/COMPLIANCE REVIEW

                                            __________________________________
LEGAL/COMPLIANCE: (FAX) 404-479-2900        Signature - USIG Legal/Compliance




                                                                        III - 10

                   [INVESCO U.S. INSTITUTIONAL GROUP(R) LOGO]
                                LEGAL/COMPLIANCE


                        INVESTMENT CLUB PRE-APPROVAL FORM


Date:

PERSONAL INFORMATION

Name:

Unit Employed by:

Department:

INVESTMENT CLUB(S) INFORMATION

Name of Investment Club(s):

Principals of Investment Club(s):

Person who did the trade:       Self           Spouse            Other (explain)

Positions held:

Are you on the Board of Directors?

Are you on an investment decision-making committee?

Are you involved in making security transactions recommendations?

Are you involved in subsidizing the Fund?

* I am fully aware I must continue to abide by INVESCO U.S. Institutional Group Compliance and Insider Trading Regulations.

I will direct     Club to send confirmations to the Legal/Compliance Department.

Signature                                                Date

DEPARTMENTAL USE

Date Received:

cc:  Director of Compliance





                                                                        III - 11

                   [INVESCO U.S. INSTITUTIONAL GROUP(R) LOGO]
                                LEGAL/COMPLIANCE


                       PRIVATE PLACEMENT PRE-APPROVAL FORM


Date:

PERSONAL INFORMATION

Name:

Business Unit:

Department:

PRIVATE PLACEMENT INFORMATION

Date of Investment:                         Initial Investment:

Additional Investment(s):

Private Placement (Company) Name:

Type of Company:                                              Industry:

Percentage Owned:                           Relationship to Company:

Is there any known relationship between the Company and any AMVESCAP business unit?

If so, please describe the relationship.

Are/will you be a member of the Board of Directors?        If so, position held:

Senior Officers of Company:

How did you learn of the opportunity?

Additional Information:


* I am fully aware I must continue to abide by INVESCO USIG Compliance and Insider Trading Regulations. To my knowledge, I will not be violating any federal/state/firm rules or regulations and if circumstances change I will notify the Legal/Compliance Department.

* I will notify INVESCO as I learn of the company going public or of any imminent public offering by the company.

Signature                                            Date

DEPARTMENTAL USE

Date Received:
cc:  Director of Compliance, General Counsel




                                                                        III - 12

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

B. INSIDER TRADING GUIDELINES AND POLICIES FOR BUYING AND SELLING AMVESCAP PLC SHARES AND ADRS

         AMVESCAP PLC shares are traded on the London Stock Exchange and are available as American Depository Receipts ("ADRs") (Cusip No. 46127D102) (Stock Symbol "AVZ") on the New York Stock Exchange. One ADR is the equivalent of five
(5) AMVESCAP PLC shares. As representatives of a publicly traded company, employees are subject to certain restrictions on their ability to buy or sell AMVESCAP PLC shares and ADRs. In short, federal securities law prohibits the purchase or sale of a security at a time when the person trading that security possesses material nonpublic information of the company in question.

         It is INVESCO's policy to comply with all U.S. federal and state securities laws as well as those to which we are subject in the United Kingdom and in other jurisdictions. As a result, all employees must be aware of the following:

         1. Officers, directors and employees shall not buy or sell AMVESCAP PLC shares or ADRs when in possession of material nonpublic information, regardless of how that information was obtained.

         2. In order to conform with AMVESCAP PLC guidelines, no officer, director or employee of USIG shall buy or sell AMVESCAP PLC shares or ADRs within the 60 days prior to the announcement of yearly and half yearly results and within the 30 days prior to quarterly results. Once the information is freely disseminated in the market, the closed period will be lifted. Furthermore, the Board of Directors of AMVESCAP PLC has the right, at its own discretion, to enforce additional blackout periods whenever it deems necessary. Those additional blackout periods are subject to the same trading restrictions as the quarterly earnings blackout period. As with all such periods, the USIG Legal/Compliance Department will notify all employees in writing or via email of all effective blackout dates.

         3. Material nonpublic information concerning INVESCO activities must not be passed along to others, inside or outside of INVESCO, except as needed in the ordinary course of employment with the company. In particular, material nonpublic information shall not be disclosed to third parties where improper trading can be anticipated.

         4. As indicated, the securities laws prohibiting illegal insider trading apply to any company, not just INVESCO. As representatives of INVESCO, we may have an opportunity to become aware of material nonpublic information regarding a publicly traded company with which INVESCO has a relationship such as a supplier or customer. INVESCO representatives must refrain from buying securities of any such company so long as the representatives are in possession of any material nonpublic information.

         SAFEST TIME TO TRADE. As a general guideline, and assuming that one does not otherwise possess any material nonpublic information, the safest time to conduct a trade is between three to ten days after the issuance of a widely disseminated press release stating AMVESCAP's earnings or otherwise announcing material and previously nonpublic information about AMVESCAP. In addition, senior management may, from time to time, impose further restrictions on trading, including completely prohibiting trades during specified periods of time. NOTE THAT USIG EMPLOYEES MUST PRE-CLEAR ALL AMVESCAP STOCKS OR OPTIONS TRANSACTIONS, EVEN IN THOSE CASES INVOLVING NON-DISCRETIONARY ACCOUNTS.


                                                                        III - 13

         PENALTIES. As discussed earlier in this section, the penalties for engaging in illegal insider trading are very severe. Among other things, the SEC can impose damages as large as three times the profit made or loss avoided by the individual. Individuals may also face criminal fines as large as $1,000,000 and prison terms of up to ten years. In addition, AMVESCAP and individuals with the power to influence or control, directly or indirectly, the activities of the trading person may face damages of up to $1,000,000.

         OTHER INVESCO POLICIES. EVERYONE SHOULD BE AWARE THAT THE INSIDER TRADING GUIDELINES AND POLICIES IN PART "B" OF THIS SECTION RELATE ONLY TO THE PURCHASE AND SALE OF AMVESCAP SHARES OR ADRS. ALL OTHER INVESCO POLICIES AND GUIDELINES, INCLUDING THE CODE OF ETHICS AND PROFESSIONAL STANDARDS WITH RESPECT TO INSIDER TRADING AND SECURITIES TRADING IN GENERAL (SUCH AS THOSE CONTAINED IN PART "A" OF THIS SECTION) CONTINUE IN FULL FORCE AND EFFECT. THIS MEMORANDUM IS IN ADDITION TO SUCH OTHER POLICIES AND SHOULD BE READ IN CONJUNCTION WITH THEM.

         The laws dealing with insider trading are complex; any and all questions or concerns should be addressed to the USIG Legal/Compliance Department.




                                                                        III - 14

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

C.       TRANSACTION REQUIREMENT MATRIX

The following chart contains many of the common investment instruments, though it is NOT all-inclusive.

                                                        PRECLEARANCE                           CONFIRMATION
TRANSACTION                                               REQUIRED?                              REQUIRED?

MUTUAL
     INVESCO Mutual Funds (open-ended)                      No                                     No
     AIM Mutual Funds (open-ended)                          No                                     No
     Other Mutual Funds (open-ended)                        No                                     No
     Mutual Fund (closed-end)                               Yes                                    Yes
     Unit Trusts                                            No                                     Yes
     Variable & Fixed Annuities                             No                                     No

EQUITIES
     AMVESCAP                                               Yes                                    Yes
     Common Stocks                                          Yes                                    Yes
     ADRs                                                   Yes                                    Yes
     DRIPS                                                  No                                     Yes
     Stock Splits                                           No                                     Yes
     Rights and Warrants (exercised)                        Yes                                    Yes
     Tenders (Non-Voluntary)                                No                                     Yes
     Tenders (Voluntary)                                    Yes                                    Yes
     Preferred Stock                                        Yes                                    Yes
     IPOs                                                   PROHIBITED                             PROHIBITED

OPTIONS (Stock)                                             Yes                                    Yes
     AMVESCAP (options)                                     Yes                                    Yes

FUTURES
     Currency                                               Yes                                    Yes
     Commodity                                              No                                     No
     S&P                                                    No                                     Yes

FIXED INCOME
     US Treasury                                            No                                     No
     CDs                                                    No                                     No
     Money Market                                           No                                     No

BONDS
     US Government                                          No                                     No
     Corporate                                              Yes                                    Yes
     Convertibles (converted)                               Yes                                    Yes
     Municipal                                              Yes                                    Yes

PRIVATE PLACEMENTS                                          Yes                                    Yes

LIMITED PARTNERSHIPS                                        Yes                                    Yes





                                                                        III - 15

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

D.       NEED-TO-KNOW POLICY (FIRE WALL)

         As a professional organization serving the public in the area of asset management, all members of USIG are guided in their actions by the highest ethical and professional standards. In this regard, USIG has adopted numerous policies and procedures designed to prevent even the appearance of impropriety. These include, without limitation, the Code of Ethics and Statements of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading, as well as such other policies and procedures as might have been adopted by each particular USIG member.

         As INVESCO diversifies its product offerings beyond traditional asset management to areas such as administration and record keeping services for retirement plans, we must be aware that potential conflicts may arise from those activities as well as from our traditional asset management activities. For example, as part of its retirement plan administration and record keeping functions, INVESCO Retirement Plan Services ("IRPS") may receive confidential information about its clients (e.g., information about imminent employee lay-offs, etc.) that may be material to a portfolio manager at INVESCO Capital Management ("ICM") in determining whether to buy or sell the securities held in the portfolio of IRPS's particular client (e.g., in order to have cash available for potential distributions). Additionally, while IRPS is receiving material nonpublic information, other ICM portfolio managers (i.e., managers other than those directly involved with the affected IRPS client) and other USIG members may be considering the purchase or sale of the particular client's securities for their other managed portfolios.

         Under the law, and in consideration of our professional responsibilities, INVESCO must not use material nonpublic information improperly to benefit itself or its clients. Indeed, USIG personnel should always make every effort to avoid even the appearance of misusing material nonpublic information. For these purposes, and as stated earlier in this section, information is considered material if it would be important to an investor in making a decision to buy or sell a security. Information normally is considered nonpublic until it has effectively been circulated to the general public by means such as a newswire story, press release or filing with the Securities and Exchange Commission.

         In light of the foregoing, USIG employees who have material nonpublic information must not disclose it to anyone who does not have a "need to know." This policy of nondisclosure, known as a "Fire Wall," is designed to keep the information confidential, even within INVESCO itself. Strict adherence to the Fire Wall is absolutely vital to the functioning of a multi-service firm like INVESCO. While there may be circumstances in which trading or other activities must be restricted, reliance on a successfully operating Fire Wall allows USIG to minimize such restrictions. In doing so, the Fire Wall permits USIG personnel in non-affected areas to continue to engage in activities involving a particular company's securities.

         Under the Fire Wall policy, those on the "informed" side of the wall have a special duty to ensure that appropriate standards of confidentiality are maintained. For those on the "uninformed" side of the wall, a corresponding duty exists. All USIG personnel are prohibited from making any effort to obtain nonpublic information that may be in the possession of other parts of the firm. Again, USIG employees who have nonpublic information must not disclose it to anyone who does not have a need to know.

         When the communication of material nonpublic information occurs, personnel who receive the information are then "brought over the wall" and are thereafter, with reference to the affected securities, prohibited from effecting transactions for their own or related account and any account over which they exercise discretion until that information either is made available to the general public

                                                                        III - 16
or ceases to be material. For this reason, extreme care should be taken to ensure that personnel are not put in a position of knowledge that might prejudice or inhibit the appropriate performance of their other functions in their normal area of operation.

         Any questions or issues regarding this policy should be brought to the immediate attention of the USIG Legal/Compliance Department or a senior management officer of USIG.



                                                                        III - 17